ADVISORY AGREEMENT

August 12, 2010

Mr. Robin Eves

President & CEO

Clean Coal Technologies, Inc.

12518 West Atlantic Boulevard

Coral Springs, FL 33071

Dear Mr. Eves,

This letter will confirm the engagement of MMB Global Advisor ("Advisor"), a corporation duly formed pursuant to the laws of the Republic of India, as a strategic and financial consultant to Clean Coal Technologies, Inc. (the "Company"), a corporation duly formed pursuant to the laws of the State of Nevada, and authorized to conduct business in the State of Florida, to perform the consulting services provided for herein. The Company, as defined herein, will include Clean Coal Technologies, Inc., its subsidiaries, affiliates, and any entities it may form, merge into, be acquired by, or invest in. The term of this agreement (this "Agreement") will run from the date of receipt by Advisor of the Company's signed acceptance of this Agreement until fifteen months thereafter,, and will then, automatically extend on a month-to-month basis until cancelled by either party pursuant to the terms hereof (the "Term"). This Agreement may be cancelled by either party as provided in the section below entitled "Termination of Agreement."

Description of Services. Advisor will, to the extent requested by the Company, assist the Company in analyzing various corporate restructuring alternatives, and analyzing potential financial transactions according to the terms and conditions of this Agreement. In this regard, Advisor may undertake certain activities on behalf of the Company, including the following:

a)

Leveraging experience and relationships in the financial community and energy industries for the benefit of CCTI;

b)

suggesting and analyzing various corporate restructuring alternatives;

c)

analyzing cost/benefit analysis of various strategic partnerships;

d)

analyzing    the     Company's     strategic     business     model     for    optimum commercialization of its product and technology;

e)

counseling the Company as to strategy and tactics for effecting a potential business combination or business transaction;

f)

advising the Company as to the most advantageous structure and form of such a possible business combination or business transaction, including the form of any agreements related thereto;

g)

assisting the Company in obtaining appropriate information and in preparing due diligence presentations related to potential business combinations or business transactions;

h)

assisting the Company in securing a carbon credit certification, if applicable:

i)

introducing the Company to strategic partners, clients, government entities, certifying agencies, distributors, and licensees, as may be appropriate;

j)

assisting the Company in creating financial models and joint venture structures;

k)

assisting the Company in negotiations related to a potential business combination or business transaction, as may be appropriate, on behalf of the Company.

Advisor may also introduce the Company to potential investors but will provide only introductions, will not participate in negotiating or structuring individual investment transactions and will not receive any payments or commissions in connection with any such investments. Company and Advisor acknowledge and agree that Advisor has not represented itself as a registered broker-dealer and will not provide any services to the Company under this Agreement requiring such registration.

Confidentiality. The Company agrees that, without prior written consent, it will not disclose, and will not include in any public announcement, the name or names of any person or entity introduced to the Company by Advisor unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement, unless the Company has received approval from the other party. The Company's standard non-disclosure, non-circumvention agreement (NDNCA) will determine the guidelines for all transactions conducted between all parties who may be associated, either directly, or indirectly with the Company in the course of the execution of this agreement

Press Releases and Publicity.  The parties agree that neither will issue any press releases or public statements concerning the terms of this Agreement and/or the engagement of Advisor as a consultant under this Agreement until the party that did not prepare the release or statement has had a reasonable opportunity to approve the content and has provided written consent to its release.

Information Furnished by the Company. The Company will furnish Advisor with all financial and other information and data that Advisor believes appropriate in connection with its activities on the Company's behalf, and will provide Advisor full access to its officers, directors, employees, and professional advisors. The Company agrees that it and its counsel will be solely responsible for ensuring that all transactions in which it engages comply in all respects with applicable laws. The Company represents and warrants that any written or oral communication with Advisor at all times will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company will promptly notify Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Advisor. The Company recognizes and confirms that Advisor, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources

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or supplied to it by or on behalf of the Company or its advisors; (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same; and (iii) will not conduct any appraisal of any assets of the Company. The Company will also cause to be furnished to Advisor copies of such agreements, opinions, certificates, and other documents as Advisor may reasonably request.

Waiver of Conflicts. The Company acknowledges that Advisor and its affiliates have and will continue to have relationships with parties other than the Company pursuant to which Advisor may acquire information of interest to the Company. Advisor will have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction. The Company recognizes that Advisor is being engaged hereunder to provide the services described above only to the Company and to all other parties, if any, who execute this Agreement in specified other capacities, and is not acting as an agent or a fiduciary of, and will have no duties or liability to, the equity holders of the Company or any third party in connection with its engagement hereunder, all of which are hereby expressly waived. No one other than the Company is authorized to rely upon the engagement of Advisor hereunder or any statements, advice, opinions, or conduct by Advisor. Upon termination of this Agreement (as defined in the "Termination of Agreement" section of this Agreement), the Company agrees to release Advisor with respect to the provision of future strategic and financial services to any shareholder or affiliate of the Company or Covered Party. Such services may include, but not be limited to, those described in this Agreement.

Fees and Expenses. With respect to the services rendered hereunder, and upon funding, the Company agrees to pay Advisor, during the Term, a management.fee to be established for Advisor's fees and expenses. It is acknowledged and agreed by both parties hereto that as of the date of this Agreement, the Company is underfunded and, as a result, the parties agree that there will be no payment to Advisor for its fees and expenses until the Company has been funded, nor will the Company accrue any such costs. At such time as the Company's financial position is secured, the Company's financial position will be reviewed and fees going forward will be established by mutual agreement and payments for expenses will be disbursed based on the amount of surplus funds available to the Company.

Stock Award. In consideration for Advisor's engagement with the Company, and subject to its full and faithful performance of its duties and obligations, as more specifically set forth herein, during the Term, Advisor will, in addition to the fees and expenses described above, be entitled to a stock award program in the following manner: Advisor will be entitled to an award of fully vested Company restricted stock totaling twenty-seven million (27,000.000) shares. Upon signing this Agreement. Advisor will receive twelve million (12,000,000) fully vested shares, and will receive one million (1,000,000) fully vested shares upon the completion of each month for the subsequent fifteen (15) months of this Agreement, provided it continues to be engaged by the Company.

If Advisor terminates its engagement for any reason whatsoever prior to full completion of this engagement with the Company, then Advisor will be entitled to receive only the shares vested through the date of termination, and any other rights to receive additional shares will be automatically terminated.

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Termination of Agreement With Cause. The Company may terminate Advisor's engagement, at any time, lor cause upon thirty days' written notice (the "Notice Period") and opportunity for Advisor to remedy any non-compliance with the terms of this Agreement, if such non-compliance can be remedied. Grounds for termination "for cause" will be any of the following, (i) intentional and material breach of its duty of loyalty or care to the Company; (ii) gross negligence or willful misconduct in performance of its duties during the course of its employment; (iii) persistent failure to abide by the corporate policies and procedures established by the Company's Board of Directors; and (iv) conviction of any felony. Upon the date of termination of Advisor's engagement pursuant to this Section, (i) the Company will be responsible for compensating Advisor for any unpaid fees and expenses; (ii) the Company's obligation to pay any future compensation for fees and expenses (and any bonuses) will terminate; and (iii) all stock paid or payable to Advisor through the Notice Period, pursuant to the Stock Award section of this Agreement, will be deemed fully earned by Advisor and will not be subject to any clawback.

Termination of Agreement Without Cause. If Advisor's engagement is terminated without cause, then all compensation will cease, but the Company will be obligated to pay Advisor a lump sum equal to six months of his Fees and Expenses. Furthermore, if Advisor's engagement is terminated without cause, then Advisor will be entitled to receive the outstanding balance of the aggregate twenty-seven million (27,000,000) shares provided for in the Stock Award section of this Agreement.

Termination Upon Sale. If during the Term, the Company (i) is merged into another company; (ii) sells all or substantially all of its assets to another company or person; (iii) experiences a change in ownership of 50% or more of its common stock; or (iv) issues shares in excess of 50% of its then outstanding stock to another company or person (collectively, a "Sale") and Advisor is not offered, by the acquiring company or person, an engagement, or is not offered an engagement satisfactory to Advisor, then this Agreement will be deemed terminated without cause and Advisor will be entitled to (i) any outstanding monies owed for previously accrued fees and expenses; and (ii) the outstanding balance of the aggregate twenty-seven million (27,000,000) shares provided for in the Stock Award section of this Agreement, all of which would be deemed fully vested and payable to Advisor. The payments described in the foregoing subsection will not apply if Advisor is, at the time of any Sale, an equity participant in any of the transactions described in said subsection.

Governing Law. This Agreement will be governed by the laws of the State of Florida and will be construed in accordance therewith.

No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision will not be construed as a waiver of any other term or provision.

Amendment. This Agreement may be amended, altered, or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

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Benefit. This Agreement will be binding upon Advisor and the Company, and will not be assignable by either party without the other party's written consent,

Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity will not affect the remaining provisions. On the contrary, such remaining provisions will be fully severable, and this Agreement will be construed and enforced as if such invalid provisions had not been included in the Agreement.

Effective Date. The effective date of this Agreement will be August 12, 2010.

Arbitration. The Company and Advisor expressly agree that all disputes arising out of this Agreement will be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within ten (10) days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy will then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices located in Miami, Florida. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator will be governed by the express tenns of this Agreement and the laws of the State of Florida. The arbitrator's decision will be final and binding on the parties and will bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions wjl! survive the termination of this Agreement.

Notices. All notices given by Advisor to the Board of Directors will be in writing and given to the Chairman of the Board and, if he is not available, to the Vice-Chairman, at the address noted above. All notices given to Advisor by the Board of Directors will be given in writing by the Chairman or Vice-Chairman and delivered to Advisor at the address noted below.

Counterparts. This agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

Headings. The headings to each Section of this Agreement have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

Entire Agreement. This writing constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes any and all prior negotiations, representations, and understanding, whether oral or in writing, between the parties hereto.

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If this Agreement meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this Agreement by facsimile and the original by mail to the undersigned. Thank you for the opportunity to be of service.

Sincerely,

By: /s/Manorama Panigrahi

Managing Director

MMB Global Advisors

109, Delhi Chamber Building

Delhi Gate

New Delhi-110002

India

AGREED

CLEAN COAL TECHNOLOGIES

By: /s/Robin Eves

President and Chief Executive Officer

Dated: August 12, 2010